News Release
For Release October 23, 2017
9:00 AM

Contact: (803) 951- 2265
Michael C. Crapps, President & CEO

First Community Corporation Completes Acquisition of Cornerstone Bancorp

Lexington, SC – October 23, 2017 First Community Corporation, the holding company for First Community Bank, announced today that it had completed the acquisition of Cornerstone Bancorp, the holding company for Cornerstone National Bank. All former Cornerstone banking offices began operations today as locations of First Community Bank. The combined company has more than $1.0 billion in assets, $914 million in deposits and customer cash management accounts and $628 million in loans with 18 full service banking offices in the Midlands and Upstate regions of South Carolina and the Central Savannah River Area region of South Carolina and Georgia.

First Community President and CEO Michael C. “Mike” Crapps commented on the acquisition, “The employees at First Community and Cornerstone have worked diligently these past months to ensure a smooth transition for customers and we look forward to serving them.” Crapps continued, “We believe the combination of our banking companies creates a unique community based bank with the ability and financial strength to serve the banking needs of our communities and enhance shareholder value through operating advantages gained with the merger of our two institutions.”

The deal was valued at approximately $27.0 million. Cornerstone shareholders will receive either cash or shares of the First Community’s common stock, or a combination thereof, in exchange for their Cornerstone common stock. Current Cornerstone Board members will have the opportunity to serve as members of First Community’s Upstate Advisory Board. Additionally, Rodger Anthony, Cornerstone President and CEO will serve the combined company in a consulting role for a six month period to assist with the transition.

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FORWARD-LOOKING STATEMENTS

This communication includes statements made in respect of the proposed merger involving the Company and Cornerstone Bancorp (“Cornerstone”). Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) the businesses of the Company and Cornerstone may not be integrated successfully or such integration may take longer to accomplish than expected; (2) the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes or at all; (3) disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; (4) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (5) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (6) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (7) changes in the U.S. legal and regulatory framework; (8) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (9) technology and cybersercurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (10) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

This material is not a solicitation of any vote or approval of Cornerstone’s shareholders and is not a substitute for the proxy statement/prospectus or any other documents which the Company and Cornerstone may send to their respective shareholders in connection with the proposed merger. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such jurisdiction.

In connection with the proposed merger with Cornerstone, the Company filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement/prospectus for the shareholders of Cornerstone. BEFORE MAKING ANY INVESTMENT DECISION, CORNERSTONE INVESTORS ARE URGED TO READ THE PROXY STATEMENT/ PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY. The proxy statement/prospectus, as well as other filings containing information about the Company, are or will be available, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/ prospectus can also be obtained, without charge, by directing a request to First Community Corporation, 5455 Sunset Blvd., Lexington, SC 29072, Attention: Michael Crapps.